Exhibit 16.1

SALBERG & COMPANY , P.A.
Certified Public Accountants

October 28, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:           Blue Earth, Inc. (f/k/a Genesis Fluid Solutions Holdings, Inc.)
File Reference No. 333-148346

We were previously the independent registered public accounting firm for Blue Earth, Inc. (f/k/a Genesis Fluid Solutions Holdings, Inc.) and under the date of April 14, 2010, we reported on the consolidated financial statements of Genesis Fluid Solutions Holdings, Inc. (n/k/a Blue Earth, Inc.) and Subsidiary, as of December 31, 2009 and for the year then ended.

Effective October 26, 2010 we were dismissed as the independent registered public accounting firm. We have read Blue Earth, Inc.'s (f/k/a Genesis Fluid Solutions Holdings, Inc.) disclosures included in Item 4.01 "Changes in Registrant's Certifying Accountant" on Blue Earth, Inc.'s (f/k/a Genesis Fluid Solutions Holdings, Inc.) Form 8-K dated October 26, 2010 to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg &: Company, P.A.

Very truly yours,

/s/ SALBERG &: COMPANY, P.A.

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